Exhibit 99.1

Boot Barn Holdings, Inc. Announces Preliminary Third Quarter Results and Participation in the 2023 ICR Conference

IRVINE, California – January 6, 2023—Boot Barn Holdings, Inc. (NYSE: BOOT) today announced preliminary results for the third quarter of fiscal year 2023 ended December 24, 2022 in advance of its participation in the ICR Conference on Monday, January 9, 2023.

Preliminary Results for the Third Quarter of Fiscal Year 2023

For the third quarter ended December 24, 2022, the Company expects to report:

•	Net sales increased 5.9% to approximately $514.6 million.
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Same store sales declined approximately (3.6)%, cycling 54.2% same store sales growth in the prior-year period. Retail store same store sales declined approximately (0.8)% and e-commerce same store sales declined approximately (15.2)%.

•	Merchandise margin declined 190 basis points compared to the prior-year period, driven primarily by a 180 basis-point headwind from higher freight expense.
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Net income per diluted share of approximately $1.74 based on 30.3 million weighted average diluted shares outstanding, compared to net income per diluted share of $2.27 in the prior-year period. Net income per diluted share in the prior-year period includes an approximately $0.04 per share benefit primarily due to income tax accounting for share-based compensation.

•	The Company opened 12 new stores in the third quarter, or 33 stores year-to-date, bringing its total store count to 333.

Jim Conroy, President and Chief Executive Officer, commented “I am extremely proud of the entire Boot Barn team for their tremendous execution as we delivered total sales at the high end of our guidance, despite late December storms that negatively impacted sales during the highest volume days of the quarter. New store sales continued to overperform our expectations and we were able to deliver retail store same store sales that were roughly flat as we cycled an incredible 55.7% retail comp growth in the same period last year. Once again, we were able to maintain our predominantly full-price selling environment in what seemed to be a highly promotional holiday period across retail. Normalizing for expected freight headwinds, we were able to achieve a merchandise margin rate nearly in line with last year’s record-setting performance.

As we enter 2023, we feel great about the new store pipeline, our current inventory levels, and the overall tone of the business. With store productivity levels continuing to far exceed pre-pandemic levels, combined with the significant opportunity to increase our current store footprint, we believe the future growth prospects for Boot Barn are extremely bright.”

The foregoing expected results are preliminary and remain subject to the completion of normal quarter end accounting procedures and closing adjustments. The Company currently plans to report third quarter results in late January 2023, at which time it will also provide fourth quarter guidance.

2023 ICR Conference

The Company will be presenting at the 2023 ICR Conference on Monday, January 9, 2023 at 10:30 am Eastern Standard Time. The slide presentation is available on the “Events & Presentations” section at http://investor.bootbarn.com. The presentation will be webcast live over the internet and can also be accessed at http://investor.bootbarn.com. An online archive will be available for a period of 90 days following the presentation.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 333 stores in 41 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan“, "intend", "believe", “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: the effect of COVID-19 on our business operations, growth strategies, store traffic, employee availability, financial condition, liquidity and cash flow; decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contact:
ICR, Inc.

Brendon Frey, 203-682-8216

BootBarnIR@icrinc.com

or

Company Contact:
Boot Barn Holdings, Inc.

Mark Dedovesh, 949-453-4489

Vice President, Investor Relations & Financial Planning

BootBarnIRMedia@bootbarn.com